Exhibit 19.1

Community Health Systems, Inc. Page 1 of 6

Policy Title: Insider Trading Policy

Audience: Board of Directors and Officers of Community Health Systems, Inc. and All Employees of CHSPSC, LLC (and other affiliates)

References and Citations: Replaces Insider Trading Policy (9/13/23; 3/1/2022; 2/23/21; 2/22/17; 2/25/16) and Statement of Policy to the Board of Directors, Officers and Designated Employees of Community Health Systems, Inc. (and Affiliates) Concerning Securities Trading (10/1/14; 10/1/08; 12/10/02; 08/01/00)

1. PURPOSE

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Community Health Systems, Inc. (the “Company”) securities, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities, and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company's Board of Directors has adopted this Insider Trading Policy (“Policy”), the implementation and enforcement of which is overseen by a “Trading Compliance Committee” consisting of the Company’s Chief Financial Officer and Chief Legal Officer, both to satisfy the Company's obligation to prevent insider trading and to help Company (and its affiliates’) personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders).

2. THE CONSEQUENCES

General. Violation of the prohibition on insider trading can result in a lengthy prison sentence and severe civil and criminal fines for the individuals who commit the violation. In addition, individuals who violate insider trading laws may become subject to an injunction and may be forced to disgorge any profits gained or losses avoided. Moreover, persons who traded contemporaneously with, and on the other side of, the insider trading violator may sue the violator and the controlling persons of the violator to recover the profit gained or loss avoided by the violator.

Entities that violate insider trading laws may also be subject to severe criminal and civil penalties. Moreover, an entity such as the Company can be subject to a civil monetary penalty even if the directors, officers or employees who committed the violation concealed their activities from the Company.

Whistleblower Awards. The SEC offers whistleblower awards to persons who provide information leading to the imposition of the civil monetary penalty.

Company-Imposed Sanctions. An individual’s failure to comply with this Policy may subject that person to Company-imposed sanctions, including dismissal for cause, whether or not the individual's failure to comply results in a violation of law.

Original Effective Date: 8/1/2000 Revision Date: 2/12/2025

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3. Persons Subject to the Policy

This Policy applies to all members of the Company’s Board of Directors (each a “Director” and, collectively, the “Directors”), all officers of the Company (each an “Officer” and, collectively, the “Officers”), and all employees of CHSPSC, LLC or any other affiliate of the Company (each an “Employee” and, collectively, the “Employees”). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants of the Company or its affiliates who have access to material nonpublic information. This Policy also applies to Related Individuals (as defined in Section 4 below) and Controlled Entities (as defined in Section 4 below) of any person covered by this Policy, as described below. In addition, the Company will not engage in transactions in the Company’s securities, except in compliance with applicable securities laws.

4. POLICY

Statement of Policy. No Director, Officer or Employee who is aware of material nonpublic information about the Company may, directly or through any Related Individuals or Controlled Entities, (a) buy or sell, or (except as may otherwise be expressly provided herein) otherwise engage in any transactions involving, securities of the Company (other than pursuant to any pre-approved trading plan approved in accordance with the Insider Trading Policy Memorandum (as defined in Section 9 below) that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, no Director, Officer or Employee who, in the course of working for the Company (or its affiliates), learns of material nonpublic information about a company with which the Company (or its affiliates) does business, including a customer or supplier of the Company (or its affiliates), may trade in that company's securities, whether directly or through any Related Individuals or Controlled Entities, until the information becomes public or is no longer material. “Securities of the Company” includes any securities of the Company, including publicly traded equity and debt securities of any type or nature, as well as derivative securities that may be issued by third parties.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

Disclosure Of Information To Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for disclosing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its disclosure. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet "chat room," blog, or similar internet-based forum.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

Original Effective Date: 8/1/2000 Revision Date: 2/12/2025

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Projections of future earnings or losses, indebtedness amounts or ratios, or other earnings guidance;
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Changes to earnings that are inconsistent with the consensus expectations of the investment community, or any decision to suspend earnings guidance;
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A pending or proposed merger, acquisition or tender offer;
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A pending or proposed acquisition or disposition of a significant asset;
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A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
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A change in management;
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Development of a significant new product or process;
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Any financing transaction outside of the ordinary course;
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Any pending or threatened significant litigation or governmental matters, including the resolution of any such litigation or governmental matters;
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Impending bankruptcy or the existence of liquidity problems;
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The gain or loss of a significant customer or supplier; and
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A significant cybersecurity breach or other significant cybersecurity incident.

Twenty-Twenty Hindsight. Anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is "Public." If you are aware of material nonpublic information, you may not engage in any transactions subject to this Policy until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, the Company were to make an announcement at the close of business on a Monday, you should not engage in any transactions in the Company's securities subject to this Policy until Thursday. If an announcement were made at the close of business on a Friday, Wednesday generally would be the first eligible trading day.

Transactions by Family Members. This Policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they engage in transactions in the Company’s securities) (any such individuals referred to above, collectively, the “Related Individuals”). You are responsible for the transactions of your Related Individuals and therefore should make them aware of the need to confer with you before they engage in transactions in the Company's securities.

Transactions by Entities that You Influence or Control. This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Stock Option and Award Plans.

a. Stock Option Exercises. This Policy applies to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating

Original Effective Date: 8/1/2000 Revision Date: 2/12/2025

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the cash needed to pay the exercise price of an option. Except to the extent provided in the pre-clearance procedures set forth in the Insider Trading Policy Memorandum, this Policy does not apply to the exercise of an employee stock option wherein you pay the exercise price of the option and retain the underlying stock received or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements.

b. Restricted Stock/Restricted Stock Units Vesting. This Policy does not apply to the release of restrictions upon the vesting of restricted stock, performance based restricted stock or restricted stock units and the issuance of unrestricted shares in your name in connection therewith. The Policy also does not apply to the withholding or forfeiture of a portion of those shares to satisfy tax withholding requirements.

c. Subsequent Sales. The Policy does apply to any sale of the stock you receive through an option exercise or the vesting of restricted stock, performance based restricted stock or restricted stock units, whether through the plan administrator’s brokerage services or through your separate brokerage firm.

Gifts. Bona fide gifts of securities are transactions subject to this Policy.

Mutual Funds Transactions. Transactions in mutual funds that are invested in securities of the Company are not transactions subject to this Policy.

5. ADDITIONAL PROHIBITED TRANSACTIONS

The Company considers it improper and inappropriate for individuals subject to this Policy to engage in certain types of short-term or speculative transactions in the Company's securities as provided below. Therefore, the individuals set forth below may not engage in the following transactions:

Short Sales. Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of the Company's securities by any person subject to this Policy are prohibited. In addition, Section 16(c) of the Exchange Act prohibits Section 16 Officers (as defined in this Section 5) and directors from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that the person is trading based on inside information. Transactions in options also may focus the person's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, by any person subject to this Policy are prohibited. (Option positions arising from certain types of hedging transactions are governed by the section below captioned "Hedging Transactions.")

Short-Term Trading. Short-term trading in securities of the Company may be distracting to the individual and may unduly focus the person on the Company's short-term stock market performance instead of the Company's long-term business objectives. For these reasons, any Director, Officer or Designated Employee (as defined in Section 9 below) (including the Related Individuals and Affiliated

Original Effective Date: 8/1/2000 Revision Date: 2/12/2025

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Entities thereof) who purchases Company securities in the open market may not sell any company securities of the same class during the six months following the purchase. In addition, Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that any "profit" realized by any officer (as defined under Exchange Act Rule 16a-1(f)) (a “Section 16 Officer”) or director from any non-exempt purchase and sale or non-exempt sale and purchase of any equity security of any public company (“opposite-way transactions”) within any period of less than six months shall be reimbursed to the company. Unlike other provisions relating to insider trading, intent to take unfair advantage of material nonpublic information is not required for recovery under Section 16(b). In other words, opposite-way transactions in equity securities within six months of one another can lead to disgorgement of any profits irrespective of the reasons for or purposes of the transaction or whether any such person is aware of any material nonpublic information.

Hedging Transactions Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a person to continue to own securities of the Company obtained through employee benefit plans or otherwise but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company's other shareholders. Therefore, Directors, Officers and Designated Employees (including the Related Individuals and Affiliated Entities thereof) are prohibited from engaging in any such hedging transactions.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Directors, Officers and Designated Employees (including the Related Individuals and Affiliated Entities thereof) are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

6. POST-TERMINATION TRANSACTIONS

The Policy continues to apply to your transactions in Company securities even after you have terminated employment or service (as applicable). If you are in possession of material nonpublic information when your employment or service terminates, you may not engage in transactions subject to this Policy until that information has become public or is no longer material. Directors, Officers and Designated Employees may be subject to additional post-termination limitations as set forth in the Insider Trading Policy Memorandum.

7. COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from Justin Pitt, President and Chief Legal and Administrative Officer (the “Chief Legal Officer”), at (615) 465-7000. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual.

8. REPORTS OF VIOLATIONS

Original Effective Date: 8/1/2000 Revision Date: 2/12/2025

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If any person subject to this Policy has reason to believe that material nonpublic information about the Company has been disclosed to an outside party without authorization, that person should report it to the Chief Legal Officer immediately.

If any person subject to this Policy has reason to believe that an insider of the Company or someone outside of the Company has acted, or intends to act, on material nonpublic information, that person should report it to the Chief Legal Officer immediately.

The Chief Legal Officer will be responsible for conducting any investigations of alleged violations of this Policy. Any reporting or recoupment action will be taken by the Company in its sole discretion; any internal disciplinary action against any employee will be taken at the sole discretion of the employer of that employee.

9. ADDITIONAL PROCEDURES FOR MEMBERS OF THE BOARD OF DIRECTORS AND OFFICERS OF COMMUNITY HEALTH SYSTEMS, INC. AND DESIGNATED EMPLOYEES OF CHSPSC, LLC (AND OTHER AFFILIATES)

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable to all Directors and Officers as well as to any Employee who is determined by the Trading Compliance Committee to be in a position to regularly become aware of nonpublic earnings information or other material nonpublic information about the Company (each a “Designated Employee” and, collectively, the “Designated Employees”). These additional procedures are set forth in a separate memorandum addressed to the Directors, the Officers and the Designated Employees (the “Insider Trading Policy Memorandum”). Each Director, Officer and Designated Employee will be provided with a copy of the Policy and the Insider Trading Policy Memorandum and must certify that he/she has read and understands the Policy and the Insider Trading Policy Memorandum and has complied and will continue to comply therewith.

Original Effective Date: 8/1/2000 Revision Date: 2/12/2025